Exhibit 5.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
May 10, 2019	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
Parsons Corporation	Los Angeles	Tokyo
5875 Trinity Parkway #300	Madrid	Washington, D.C.
Centreville, Virginia 20120	Milan

Re:	Registration Statement on Form S-8

5,000,000 shares of common stock, par value $1.00 per share, to be registered under the 2019 Amendment and Restatement of Parsons Employee Stock Ownership Plan, as amended and restated

11,700,000 shares of common stock, par value $1.00 per share, to be registered under the Incentive Plans

Ladies and Gentlemen:

We have acted as special counsel to Parsons Corporation, a Delaware corporation (the “Company”), in connection with the issuance of up to (i) 5,000,000 shares of common stock, $1.00 par value per share (the “Shares”), pursuant to the 2019 Amendment and Restatement of Parsons Employee Stock Ownership Plan, as amended and restated (the “ESOP”), and (ii) 11,700,000 Shares pursuant to the Incentive Award Plan (the “Incentive Award Plan”), including awards granted in 2019 under the Restricted Award Plan (the “Restricted Award Plan”) and the Long Term Growth Plan, as amended (together with the Incentive Award Plan and the Restricted Award Plan, the “Incentive Plans”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2019 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the ESOP and the Incentive Plans, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP